Exhibit 99.1
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), is dated as of November 20, 2008 by and between Nyx Acquisitions, Inc., a Delaware corporation (“Parent”), and Martin W. Greenwald, an individual (the “Stockholder”).
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Image Entertainment, Inc., a Delaware corporation (the “Company”), and The Conceived Group, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company with the Company surviving as subsidiary of Parent (the “Merger”) and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement);
WHEREAS, as of the date hereof, the Stockholder beneficially and of record owns the number of Voting Shares (as defined herein) set forth on Attachment A hereto (the “Owned Shares”);
WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into and perform its obligations under the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, (i) to vote, or cause to be voted, all of the Owned Shares, together with any shares of the Common Stock, par value $0.0001 per share, of the Company (together with the associated preferred stock purchase rights, the “Company Common Stock”) acquired after the date of this Agreement, whether upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or over which such Stockholder has, directly or indirectly, the right to vote (collectively, the “Voting Shares”), in favor of adoption of the Merger Agreement, and (ii) to take the other actions described herein; and
WHEREAS, the Stockholder desires to express its support for the Merger and the other transactions contemplated by the Merger Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree, subject only to the prior approval of the execution and delivery of this Agreement by the board of directors of the Company for purposes of Section 203 of the DGCL, as follows:

1. Agreement to Vote; Irrevocable Proxy.
1.1 Agreement to Vote. The Stockholder hereby agrees that, until the Voting Termination Date (as defined below), at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares in favor of adoption of the Merger Agreement.
1.2 Irrevocable Proxy. Solely with respect to the matters described in Section 1.1, if the Stockholder has not taken a Qualifying Action (as defined below) on or prior to the fifth (5th) Business Day prior to the Stockholders Meeting, the Stockholder hereby irrevocably appoints (and if such Stockholder holds any Voting Shares through a nominee, such Stockholder shall timely cause and direct such nominee holder to irrevocably appoint) Parent as its proxy (which proxy is and shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law (the “DGCL”) and which appointment is coupled with an interest for purposes of Section 212 of the DGCL) to vote all Voting Shares owned by such Stockholder beneficially and/or of record solely on the matters described in Section 1.1, and in accordance therewith, effective from and after such fifth business day prior to the Stockholders Meeting and until the Voting Termination Date. Each Stockholder agrees to execute (or to cause any nominee holder to execute) any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. “Qualifying Action” means either (a) the delivery by or on behalf of the Stockholder to Parent of a copy of such Stockholder’s (or its nominee holder’s) duly executed and valid proxy (and any amendment of such proxy) with respect to the Stockholders Meeting, provided the votes authorized in such proxy or amendment thereof are consistent with the terms of this Agreement and such proxy or amendment thereof is otherwise consistent with this Agreement or (b) the delivery by each Stockholder to Parent of a written certificate by one of its duly authorized individuals certifying that such Stockholder (or its nominee holder) shall attend the Stockholders Meeting in person and vote (or cause the voting of) its Voting Shares in accordance with Section 1.1 hereof, provided, that in the event that a Qualifying Action is subsequently rescinded, revoked or modified in any manner inconsistent with the requirements of Section 1.1, such action shall no longer be a Qualifying Action, and Parent shall have the proxy described in this Section 1.2 with respect to such Stockholder’s Voting Shares.
2. Representations and Warranties of the Stockholders. The Stockholder hereby represents and warrants to Parent as follows:
2.1 Power; Due Authorization; Binding Agreement. The Stockholder has full corporate, partnership, limited liability company or other power (as applicable) and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

2.2 Ownership of Shares. On the date hereof, the number of Owned Shares set forth on Attachment A hereto are owned beneficially or of record by such Stockholder and include all of the Voting Shares owned of record or beneficially by such Stockholder.
2.3 No Conflicts. Other than (a) the filing by the Stockholder of any reports with the Securities and Exchange Commission required by Section 13(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) any consent, approval filing or notification which has been obtained as of the date hereof, or (c) any consent, approval, filing or notification, the failure of which to obtain, make or give would not impair in any material respect the Stockholder’s ability to perform its obligations under this Agreement, the execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder will not, (1) require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity, (2) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Stockholder or its properties and assets, (3) conflict with or violate any organizational document or applicable Law applicable to the Stockholder or pursuant to which any of its properties or assets are bound or (4) violate any other agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust. The Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.
3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:
3.1 Power; Due Authorization; Binding Agreement. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery of this Agreement by the Stockholder, constitutes a valid and binding agreement of Parent, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

3.2 No Conflicts. The execution and delivery of this Agreement by Parent does not, and the performance of the terms of this Agreement by Parent will not, (a) require Parent to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity (other than filings pursuant to Section 13(d) or 16(a) of the Exchange Act), (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Parent or its properties and assets, (c) conflict with or violate any organizational document or applicable Law applicable to Parent or pursuant to which any of its or its subsidiaries’ respective assets are bound or (d) violate any other agreement to which Parent or any of its subsidiaries is a party, except for any consent, approval, filing or notification which has been obtained, as of the date hereof, or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair Parent’s ability to perform its obligations under this Agreement.
4. Certain Covenants of Stockholder. Each Stockholder hereby covenants and agrees with Parent as follows:
4.1 No Limitations on Actions. The parties acknowledge that the Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of its Voting Shares and nothing in this Agreement shall limit, restrict or otherwise affect the actions of the Stockholder in any other capacity, including such person’s capacity, if any, as an officer of the Company or a member of the board of directors of the Company, and the taking of any actions (or the failure to act) solely in the capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement; and nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.
4.2 Further Assurances. From time to time, at the request of Parent and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
5. Miscellaneous.
5.1 Termination of this Agreement. This Agreement shall terminate upon the earliest of (such earliest date, the “Voting Termination Date”):
(i) the termination of the Merger Agreement in accordance with its terms;
(ii) any amendment to the Merger Agreement without the prior written consent of the Stockholder;
(iii) the date the Company receives any Acquisition Proposal that the Stockholder determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal;
(iv) the date the Company receives any Acquisition Proposal that the Company Board (after consultation with its outside counsel) determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal; and
(iv) the Effective Time.

5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any material breach of this Agreement occurring prior to such termination.
5.3 Non-Survival. The representations and warranties made herein shall not survive the termination of this Agreement.
5.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.
5.5 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.
5.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:
If to the Stockholder, to:
Martin W. Greenwald
705 North Rexford Drive
Beverly Hills, CA 90210
Fax No.: 310-550-7302
with a copy (which shall not constitute notice) to:
Manatt, Phelps & Phillips, LLP
11355 West Olympic Blvd.
Los Angeles, CA 90064
Facsimile: (310) 312-4224
Attention: David M. Grinberg, Esq.

If to Parent:
Nyx Acquisitions, Inc.
43 Norfolk
San Francisco, CA 94110
Attn: Joe Q Bretz
Fax No.: (415) 651-9304
with copies (which shall not constitute notice) to:
Law Offices of Joshua A. Ridless
244 California Street, Suite 300
San Francisco, CA 94111-4311
Telephone: (415) 614-2600
Facsimile: (415) 480-1398
Attention: Joshua A. Ridless, Esq.
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
5.7 Governing Law.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The prevailing party in any action to enforce this Agreement shall be entitled to an award of its reasonable attorneys’ fees and costs.
(b) Each party hereto irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(d) Each party hereto waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 5.7.
5.8 Remedies. The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled under applicable Law or in equity.
5.9 Counterparts. This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.
5.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
5.11 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
5.12 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
[signature page(s) follow(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NYX ACQUISITIONS, INC.

By:	/s/ Joe Q. Bretz

Name:	Joe Q. Bretz
Title:	Agent

STOCKHOLDER

/s/ Martin W. Greenwald

Martin W. Greenwald

ATTACHMENT A
Record or Beneficial Ownership of the Voting Shares

	Shares of	Options to Acquire
Stockholder	Common Stock Owned	Common Stock
Martin W. Greenwald	822,104*	499,500
Includes 1,030 shares held by MomAnDad, Inc., of which Martin W. Greenwald is a 50% owner.